Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-1 No. 333-117353) of Iteris, Inc. and in the related Prospectus, and in the Registration Statements (Form S-8 Nos. 333-75728, 333-05735, 333-44907 and 333-30396) of our report dated June 8, 2004, except for Note 1 – Restatement of Consolidated Financial Statements for the Year Ended March 31, 2004, and Note 7 – Deferred Compensation Plan, as to which the date is July 13, 2005, with respect to the restated consolidated financial statements and schedule of Iteris, Inc. included in the Annual Report (Form 10-K) for the year ended March 31, 2005.

/s/ Ernst & Young LLP
Irvine, California
July 13, 2005